UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2011

INTERACTIVE DATA CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	001-31555	13-3668779
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

32 Crosby Drive, Bedford, Massachusetts		01730
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (781) 687-8800

Not Applicable

Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On May 18, 2011, the size of the board of directors of Interactive Data Corporation, a Delaware corporation (the “Company”), was expanded to nine members, and Andrew R. Prozes was appointed to the Company’s board of directors to fill the newly created position.

On May 13, 2011, Mr. Prozes purchased an aggregate of 2,000,000 shares of common stock of Igloo Holdings Corporation (“Holdings”), the Company’s indirect parent, for one dollar ($1.00) per share. In connection with his purchase of shares of Holdings, Mr. Prozes also became party to the Shareholders Agreement among the Company, Holdings, Igloo Intermediate Corporation and the shareholders identified on Schedule A thereto, and to the Registration Rights Agreement among the Company, Holdings, Igloo Intermediate Corporation and certain other direct investors in Igloo, both of which agreements were described under Item 1.01 of the Company’s current report on Form 8-K, filed with the Securities and Exchange Commission on August 4, 2010, in the sections titled “4. Registration Rights Agreement” and “5. Shareholders Agreement,” which descriptions are incorporated herein by reference.

On May 13, 2011, Holdings granted to Mr. Prozes 400,000 shares of restricted common stock of Holdings pursuant to the Holdings 2010 Stock Incentive Plan (the “Plan”), subject to a Restricted Stock Grant Notice and Agreement entered into by Mr. Prozes and Holdings. Twenty percent of the restricted stock will vest on May 13, 2012, and the remainder will vest in 48 substantially equal monthly installments thereafter, subject to his continued service on the Holdings board of directors through each vesting date. All shares of Mr. Prozes’ restricted stock will vest in full upon a change in control. Such shares are subject to transfer restrictions and repurchase rights following a termination of employment in accordance with the terms of the Plan. In connection with the grant of restricted stock, Mr. Prozes also entered into a confidentiality agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERACTIVE DATA CORPORATION

Date: May 24, 2011	By:	/s/ Vincent A. Chippari
	Name:	Vincent A. Chippari
	Title:	Senior Vice President and Chief Financial Officer